UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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S1 Corporation

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S1 Corporation (“S1”) and Fundtech Ltd. (“Fundtech”) issued the following joint press release announcing an Agreement and Plan of Merger and Reorganization, dated June 26, 2011, by and among S1, Fundtech and Finland Holdings (2011) Ltd., a company organized under the laws of Israel and a wholly owned subsidiary of S1.

S1 Corporation and Fundtech Ltd. Announce Agreement to Merge
Creating a Global Leader in Transaction Banking
Strategic Business Combination Expected to Accelerate Revenue Growth and Increase
Margins and Profitability
Expands Product Portfolio and Enhances Geographic Footprint
Atlanta, Georgia, and Jersey City, New Jersey, June 27, 2011 — S1 Corporation (Nasdaq: SONE) and Fundtech Ltd. (Nasdaq: FNDT) today announced that they have entered into a definitive agreement to combine businesses through a stock-for-stock merger, creating an industry leader in transaction banking solutions. Based on the stock prices at market close on June 24, 2011 for both S1 and Fundtech, the merger is valued at approximately $700 million.
Under the terms of the agreement, Fundtech shareholders will receive 2.72 shares of S1 common stock for each Fundtech ordinary share they own. Upon closing of the transaction, S1 shareholders will own approximately 55 percent and Fundtech shareholders approximately 45 percent of the combined company. The transaction is expected to be accretive to S1’s 2012 Non-GAAP earnings per share. Non-GAAP earnings exclude purchase accounting adjustments to deferred revenues as well as stock-based compensation expenses, amortization of intangibles, one-time charges including integration costs and other non-cash charges.
In the first quarter of 2011, the companies generated pro forma combined revenue of $95.0 million, Adjusted EBITDA of $10.4 million and net cash from operating activities of over $32.0 million. As of March 31, 2011, the companies had pro forma combined cash, cash equivalents and marketable securities of $143 million and no debt. As a result of the merger, the companies anticipate annualized pre-tax cost savings of approximately $12 million by the end of 2012 and fully realizable in 2013. Additionally, excluding the expected costs of the merger, both S1 and Fundtech have reaffirmed their previously provided financial guidance for the full year 2011.
The combined company will be headquartered at S1’s headquarters in Atlanta, Georgia and will be called Fundtech. Reuven BenMenachem will serve as Executive Chairman of the combined company and Johann Dreyer will serve as Chief Executive Officer. The combined company will have an eight-member Board composed of existing directors from both companies. The Board will have equal representation, with four directors each nominated by S1 and Fundtech.
“This merger will create an industry leader that provides a complete suite of technologically advanced transaction banking solutions,” said Reuven BenMenachem, Chief Executive Officer, Fundtech. “The S1 and Fundtech organizations and cultures are very similar in their commitment to deliver innovative products and generate the highest levels of customer satisfaction. The companies have complementary product offerings and extensive cross-selling opportunities which will position the combined company to secure larger contracts and cultivate more strategic relationships with customers.”
“The future of the transaction banking industry is highly dependent upon innovation and state-of-the-art solutions and this combination will put us at the forefront of these advancements,” said Johann Dreyer, Chief Executive Officer, S1 Corporation. “Both companies have key strengths in technology, products, customers and culture, and we are extremely excited about the opportunities that will be created by combining these businesses. This merger will expand our geographic footprint and enhance our ability to accelerate revenue growth and increase profitability.”
S1 is a leading global provider of payments and financial services software solutions to more than 3,000 financial institutions in more than 75 countries. Fundtech is a leading global provider of software solutions and services that facilitate payments, settlement and cash management for more than 1,000 financial institutions in more than 70 countries. The combined company will be an industry leader in transaction banking solutions with best-of-breed technology that addresses a broad range of payment types, from card payments made by consumers to wire transfers made by large corporations. The transaction, which is structured as a tax-free exchange of shares for Fundtech’s United States shareholders, is subject to approval by S1 and Fundtech shareholders, receipt of regulatory approvals, Israeli court approval, and the satisfaction of customary closing conditions. Fundtech’s largest shareholder, Clal Industries and Investments Ltd., which currently owns approximately 58% of the outstanding ordinary shares of Fundtech, has entered into a voting agreement with S1 pursuant to which it has agreed, subject to the terms and conditions thereof, to vote in favor of the transaction. S1 and Fundtech expect to complete the transaction in the fourth quarter of 2011.
Raymond James & Associates acted as financial advisor to S1 and Hogan Lovells US LLP and Zellermayer, Pelossof, Rosovsky, Tsafrir, Toledano & Co. provided legal counsel. Citi acted as financial advisor to Fundtech and Kirkland & Ellis LLP, Kramer Levin Naftalis & Frankel LLP and Meitar Liquornik Geva & Leshem Brandwein provided legal counsel.
Conference Call, Webcast and Slide Information
S1 and Fundtech will host a joint conference call to discuss the transaction on Monday, June 27, 2011, at 8:30 a.m. ET. Participants may access the call by dialing (877) 899-9075 (United States) or (706) 758-0819 (International) and entering passcode 79384435. Investors may also access a live audio webcast of this conference call by visiting www.s1.com and entering the Investor Relations section under “About S1”.
A replay of the webcast will be available approximately two hours after the conclusion of the call. A telephone replay will also be available approximately two hours after the conclusion of the call through July 11, 2011. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter passcode 79384435.
About S1 Corporation
Leading banks, credit unions, retailers, and processors need technology that adapts to the complex and challenging needs of their businesses. These organizations want solutions that can respond quickly to changes in the marketplace and help grow their businesses. For more than 20 years, S1 Corporation (NASDAQ: SONE) has been a leader in developing software products that offer flexibility and reliability. Over 3,000 organizations worldwide depend on S1 for payments, online banking, mobile banking, voice banking, branch banking and lending solutions that deliver a competitive advantage. More information is available at www.s1.com.
About Fundtech
Fundtech (NASDAQ: FNDT), was founded in 1993, and is a leading provider of software and services to banks of all sizes around the world. Payments systems include wire transfers, ACH origination, cross-border payments and remittance. Cash management systems are designed for large corporate through small business clients. Fundtech operates the world’s largest SWIFT service bureau. We offer an extensive line of financial supply chain applications including electronic invoice presentment and supply chain financing. We are the leading provider of CLS systems to the world’s largest banks. More than 1,000 clients throughout the world rely on Fundtech solutions to improve operational efficiency and provide greater competitiveness through innovative business-to-business services. For more information, visit www.fundtech.com.
Forward Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the expected completion of the transaction, our expected revenues, our market and growth opportunities, the amount of anticipated cost synergies and other benefits associated with the proposed transaction and other statements that are not historical fact.
These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to uncertainties as to how many shareholders will vote in favor of the merger, and / or the issuance of S1’s common stock, the possibility that competing offers will be made, the possibility that various closing conditions for the merger may not be satisfied or waived, operational challenges in achieving strategic objectives and executing our plans, the risk that markets do not evolve as anticipated, the potential impact of the general economic conditions and competition in the industry.
We refer you to the documents that S1 and Fundtech file from time to time with the SEC, including the section titled “Risk Factors” of S1’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and Fundtech’s most recent Annual Report filed on Form 20-F, as well as the proxy statement and information statement to be filed by S1 and Fundtech, respectively, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements by or concerning S1 or Fundtech are expressly qualified in their entirety by the cautionary statements above. Except as may be required by law, S1 and Fundtech do not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed transaction, S1 and Fundtech intend to file relevant materials with the SEC and other governmental or regulatory authorities, including a proxy statement and information statement, respectively. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT S1, FUNDTECH AND THE TRANSACTION. The proxy statement, information statement and certain other relevant materials (when they become available) and any other documents filed by S1 or Fundtech with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC (i) by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com; or (ii) by contacting Fundtech’s Investor Relations at (201) 946-1100 or by accessing Fundtech’s investor relations website at www.fundtech.com. Investors are urged to read the proxy statement and information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the transaction.
Participants in the Solicitation
S1, Fundtech and their respective executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the transaction. Information about the executive officers and directors of S1 and the number of shares of S1’s common stock beneficially owned by such persons is set forth in the proxy statement for S1’s 2011 Annual Meeting of Stockholders which was filed with the SEC on April 8, 2011. Information about the executive officers and directors of Fundtech and the number of Fundtech’s ordinary shares beneficially owned by such persons is set forth in the annual report on Form 20-F which was filed with the SEC on May 31, 2011. Investors may obtain additional information regarding the direct and indirect interests of S1, Fundtech and their respective executive officers and directors in the transaction by reading the proxy statement and information statement regarding the transaction when they become available.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Contacts:
S1 Corporation
Paul M. Parrish
Chief Financial Officer
404.923.3500
paul.parrish@s1.com
Fundtech Ltd.
Yoram Bibring
CFO — Fundtech Ltd.
Tel: 1-201-946-1100
yoram.bibring@fundtech.com
George Ravich
EVP & Chief Marketing Officer
Fundtech, Ltd.
(o) +1-201-215-6530
(M) +1-203-984-8765
(E) george.ravich@fundtech.com